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                     (Letterhead of Andrews & Kurth L.L.P.)


                                                                     EXHIBIT 7.1

                                  May 12, 1994


Board of Directors
Santa Fe Energy Resources, Inc.
1616 South Voss, Suite 1000
Houston, Texas  77057

Gentlemen:

              We have acted as counsel to Santa Fe Energy Resources, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (Commission File No. 33-52849, the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of, inter alia,
shares of the Company's $        Series A Convertible Preferred Stock, par
value $0.01 per share (the "DECS"). Upon issuance, the DECS will have a liquidation preference equal to the sum of the initial public offering price per DECS plus accrued and unpaid dividends thereon.

              For purposes of rendering this opinion, we have examined and have relied upon the Company's Restated Certificate of Incorporation, as amended (the "Charter"), and we have assumed the filing with the Secretary of State of the State of Delaware and the effectiveness of a Certificate of Designations (the "Certificate of Designations") with respect to the DECS identical in form to Exhibit 4.3 to the Registration Statement (the Charter, as amended by such Certificate of Designations, is referred to herein as the "Certificate"). We have received a copy of the Charter certified as of a recent date by the Secretary of the Company as true and correct, and for purposes of this opinion have assumed that the Charter has not been and will not be altered, amended or repealed in any respect material to our opinion as stated herein, except as amended by the Certificate of Designations. For purposes of this opinion, we have not reviewed any document other than the Certificate, nor have we conducted any independent factual investigations of our own, and, for purposes of this opinion, we assume that there exists no provision of any other document nor any agreement, arrangement or understanding which is inconsistent with our opinion as expressed herein.

              In summary, the Certificate provides that, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the DECS, subject to the prior payment in full of the preferential amounts to which any stock of the Company ranking senior to the DECS is entitled, shall be entitled to receive the sm of (a) the initial public offering price per DECS, plus (b) an amount equal to any accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any payment or

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Board of Directors
Santa Fe Energy Resources, Inc.
May 12, 1994
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distribution shall be made to the holders of any stock  of the Company ranking subordinate to the DECS upon liquidation, dissolution or winding-up. The amount so payable by the Company to the holders of the DECS upon the liquidation, dissolution or winding up of the Company is hereinafter referred to as the "Liquidation Preference" of the DECS.

              In this regard, you have requested our opinion under the General Corporation Law of the State of Delaware (the "Delaware Act"): (1) whether, as a matter of law, prior to a liquidation, dissolution or winding up of the Company, there will be any restriction upon the surplus of the Company available for the payment of dividends on stock of the Company solely by reason of the fact that the Liquidation Preference of the DECS exceeds the par value of the shares of such class of stock; and (2) whether, as a matter of law, any remedy would be available to holders of the DECS, either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the difference between the Liquidation Preference of the DECS and the par value of the DECS.

              Section 170 of the General Corporation Law authorizes a Delaware corporation to pay dividends out of its surplus. Surplus is defined in Section 154 of the Delaware Act as the amount by which the net assets of a corporation exceed its capital. Both net assets, as defined in Section 154 and capital, as defined in and determined in accordance with Sections 154 and 244 of the Delaware Act, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock. Accordingly, the authorization in Section 170 of the Delaware Act for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a class or classes of stock of a corporation such as the DECS have a liquidation preference in excess of the par value of such stock.

              We are aware of no controlling decision of any court of the State of Delaware that has addressed this issue, but we believe that the courts of the State of Delaware would adopt the reasoning set forth herein should the question be litigated. We note in addition that our opinion as stated herein is supported by the discussion of the Court in Bailey v. Tubize Rayon Corporation, 56 F. Supp. 418, 423 (D. Del. 1944) (applying Delaware law).

              Based upon and subject to the foregoing, and subject to the limitations stated hereinbelow, it is our opinion that, solely as a matter of law, under the Delaware Act as in effect on the date hereof: (1) prior to a liquidation, dissolution or winding up of the Company, there will be no restriction upon the surplus of the Company available for the payment of dividends on stock of the Company solely by reason of the fact that the Liquidation Preference of the DECS exceeds the par value

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Board of Directors
Santa Fe Energy Resources, Inc.
May 12, 1994
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of the shares of such class of stock; and (2) no remedy would be available to holders of the DECS, either before or after payment of any dividend, prior to a liquidation, dissolution or winding up of the Company, solely by reason of the fact that payment of such dividend would reduce the surplus of the Company to an amount less than the difference between the Liquidation Preference of the DECS and the par value of such shares of the DECS.

              The foregoing opinion is limited to the Delaware Act, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including Federal laws regulating securities or other Federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, our opinion as stated herein addresses only the question of whether, solely as a matter of law, there will be any restriction upon the surplus available for payment of dividends or any remedy available to holders of the DECS before or after payment of dividends solely by reason of the excess of the Liquidation Preference of the DECS over the par value of the DECS, and we render no opinion on the effect of any restrictions on the payment of dividends on other stock prior to payment of all accumulated dividends on or the redemption of the DECS contained in the Certificate or any other agreement or instrument to which the Company is a party or the effect of any other restrictions regarding payment of dividends or remedies relating thereto contained in the Certificate or any other such agreement or instrument.

              We hereby consent to the use of this opinion as an exhibit to the Registration Statement and references to our firm under the captions "Validity of the Debentures", "Validity of the Securities" and "Federal Income Tax Considerations" in the Prospectuses included therein.

                               Very truly yours,

                               /s/ Andrews & Kurth L.L.P.